Exhibit 5.1

LAW OFFICES Ballard Spahr Andrews & Ingersoll, LLP 1735 MARKET STREET, 51ST FLOOR PHILADELPHIA, PENNSYLVANIA 19103-7599 215-665-8500 FAX: 215-864-8999 www.ballardspahr.com	ATLANTA, GA BALTIMORE, MD BETHESDA, MD DENVER, CO LAS VEGAS, NV LOS ANGELES, CA PHOENIX, AZ SALT LAKE CITY, UT VOORHEES, NJ WASHINGTON, DC WILMINGTON, DE

October 2, 2008

PECO Energy Company

2301 Market Street

Philadelphia, PA 19103

Re:	$300,000,000 aggregate principal amount of its First and Refunding Mortgage
Bonds, 5.60% Series due 2013

Ladies and Gentlemen:

We have acted as counsel to PECO Energy Company, a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 aggregate principal amount of its First and Refunding Mortgage Bonds, 5.60% Series due 2013 (the “Bonds”), covered by the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, No. 333-146260 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“Commission”) on December 12, 2007, under the Securities Act of 1933, as amended.

The Bonds were issued under the Company’s Mortgage (the “Mortgage”), dated May 1, 1923 between The Counties Gas and Electric Company (to which the Company is successor) and Fidelity Trust Company (to which U.S. Bank National Association is successor), as Trustee (the “Trustee”), as amended and supplemented, which Mortgage is governed by Pennsylvania law, and sold by the Company pursuant to the Underwriting Agreement dated September 25, 2008 between the Company, and Banc of America Securities LLC, Morgan Stanley & Co. Incorporated and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Amended and Restated Articles of Incorporation of the Company, and (iii) the Bylaws of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and

PECO Energy Company

October 2, 2008

representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon and subject to the limitations and assumptions set forth herein, we are of the opinion that:

1.        The Company is duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania; and

2.        The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

We express no opinion as to the law of any jurisdiction other than the Commonwealth of Pennsylvania and the federal laws of the United States.

We hereby consent to the filing of this letter as Exhibit 5.2.2 to the Registration Statement, and to the use therein of this firm’s name therein under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,